BRINKER CAPITAL DESTINATIONS TRUST

FORM OF RULE 18f-3

MULTIPLE CLASS PLAN

(THE “PLAN”)

April 27, 2018

Introduction

Brinker Capital Destinations Trust (the “Trust”), a registered investment company that consists of separately managed funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) in offering multiple classes of units of beneficial interest (“shares”) in each Fund. The Plan sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.	Attributes of Share Classes

The rights of each existing class of the Funds shall be as set forth in the respective Certificate of Class Designation for the class (each a “Certificate”), attached hereto as an Exhibit.

With respect to any class of shares of a Fund created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (1) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution expenses (“distribution fees”) in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Rule 12b-1 Plan”), and will separately bear any non-Rule 12b-1 Plan service payments (“service fees”) that are made under any servicing agreement entered into with respect to that class; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund’s operations which are directly attributable to such class (“Class Expenses”); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.	Expense Allocations

With respect to each Fund, expenses of each existing class and of each class created after the date hereof shall be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C.	Amendment of Plan; Periodic Review

This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each new class of shares approved by the Board of Trustees after the date hereof.

The Board of the Trust, including a majority of the independent Trustees, who are not “interested persons” of the Trust as defined in the 1940 Act, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.

BRINKER CAPITAL DESTINATIONS TRUST

By:

Name:

Title:

EXHIBIT A

CERTIFICATE OF CLASS DESIGNATION

Class I Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Class I shares are sold without a sales charge and are not subject to a Rule 12b-1 fee, shareholder servicing fee or an administrative servicing fee.

2.	Eligibility of Purchasers

There are no minimal initial or subsequent investment amount requirements for Class I shares. Class I shares are available to investors investing through the Destinations platform.

3.	Exchange Privileges

Class I shares do not offer an express exchange right.

4.	Voting Rights

Each Class I shareholder will have one vote for each full Class I share held and a fractional vote for each fractional Class I share held. Class I shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class I (such as a distribution plan or service agreement relating to Class I), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class I shareholders differ from the interests of holders of any other class.

5.	Conversion Rights

Class I shares do not have a conversion feature.

6.	Redemption Fee

Class I shares may be subject to a redemption fee in such amount and on such terms as approved by the Trust’s Board of Trustees and as disclosed in a Fund’s Prospectus.

EXHIBIT B

CERTIFICATE OF CLASS DESIGNATION

Class Z Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Class Z shares are sold without a sales charge and are not subject to a Rule 12b-1 fee, shareholder servicing fee or administrative servicing fee.

2.	Eligibility of Purchasers

There are no minimal initial or subsequent investment amount requirements for Class Z shares. Class Z shares are available to investors through financial intermediaries that are operated outside of the Destinations platform.

3.	Exchange Privileges

Class Z shares do not offer an express exchange right.

4.	Voting Rights

Each Class Z shareholder will have one vote for each full Class Z share held and a fractional vote for each fractional Class Z share held. Class Z shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class Z (such as a distribution plan or service agreement relating to Class Z), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class Z shareholders differ from the interests of holders of any other class.

5.	Conversion Rights

Class Z shares do not have a conversion feature.

6.	Redemption Fee

Class Z shares may be subject to a redemption fee in such amount and on such terms as approved by the Trust’s Board of Trustees and as disclosed in a Fund’s Prospectus.

SCHEDULE A

DATED April 27, 2018

TO THE

BRINKER CAPITAL DESTINATIONS TRUST

RULE 18f-3

MULTIPLE CLASS PLAN

(THE “PLAN”)

DATED April 27, 2018

Fund	Class I	Class Z
Destinations Large Cap Equity Fund	X	X
Destinations Small-Mid Cap Equity Fund	X	X
Destinations International Equity Fund	X	X
Destinations Equity Income Fund	X	X
Destinations Real Assets Fund	X	X
Destinations Core Fixed Income Fund	X	X
Destinations Low Duration Fixed Income Fund	X	X
Destinations Global Fixed Income Opportunities Fund	X	X
Destinations Municipal Fixed Income Fund	X	X
Destinations Multi Strategy Alternatives Fund	X	X